                                                                     EXHIBIT  12

DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions except ratios)

                                                               -----------------------------------------
                                                               1992     1993     1994      1995     1996
                                                               ----     ----     ----      ----     ----
Earnings (before cumulative effect of accounting changes):
         Net income (loss)                                   $ (506)  $ (415)  $ (409)  $   294  $   156

Add (deduct):
         Income tax (credit) provision                         (271)    (236)    (251)      200      120
         Fixed charges                                          569      616      689       665      582
         Interest capitalized                                   (70)     (62)     (33)      (30)     (26)
         Interest offset on
           Guaranteed Serial
           ESOP Notes                                           (15)     (15)     (14)       (4)      (2)

                                                             -------------------------------------------
Earnings (loss) as adjusted                                  $ (293)  $ (112)  $  (18)  $ 1,125  $   830
                                                             ===========================================

Fixed charges:
         Interest expense                                    $  221   $  239   $  304   $   292  $   269
         1/3 of rentals                                         333      362      371       369      311
         Additional interest on
           Guaranteed Serial
           ESOP Notes                                            15       15       14         4        2
                                                             -------------------------------------------
Total fixed charges                                          $  569   $  616   $  689   $   665  $   582
                                                             ===========================================

Ratio of earnings to fixed charges                                -        -        -      1.69     1.43

- ----------------------------------------------

Earnings for the fiscal years ended June 30, 1992, 1993, and 1994 were inadequate to cover fixed charges. Additional earnings of $862 million for the fiscal year ended June 30, 1992, of $728 million for the fiscal year ended June 30, 1993, and of $ 707 million for the fiscal year ended June 30, 1994, would have been necessary to bring the ratio to 1.0.